UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

LEAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48033
(Address of principal executive offices)		(Zip Code)

(248) 447-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Plans.

Double Trigger Change in Control Vesting

On September 11, 2013, the Compensation Committee of the Board of Directors of Lear Corporation (the “Company”) amended the Lear Corporation 2009 Long-Term Stock Incentive Plan (the “Plan”) to provide for “double trigger” vesting of future Plan awards upon a change in control of the Company. Instead of vesting on an accelerated “single trigger” basis automatically upon a change in control as was previously the case, future awards under the Plan that are replaced by the acquirer or related entity in the event of a change in control would only accelerate if the participant is terminated without cause or, for a participant who is party to an employment agreement with the Company, quits for good reason within 24 months following the change in control. In such case, time-based awards would vest in full and performance-based awards would vest in full at the target level. In addition, the Company’s named executive officers have agreed that the aforementioned Plan amendment will apply to their outstanding awards in addition to their future awards.

Elimination of Tax Gross-Up Provisions

On September 11, 2013, the Company entered into new employment agreements with each of Raymond E. Scott, Executive Vice President and President, Seating, Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary, and Melvin L. Stephens, Senior Vice President, Communications, Facilities and Investor Relations that are substantially similar to their prior agreements but no longer contain an excise tax gross-up provision in the event of a change in control. Following the execution of these new agreements, the Company is no longer a party to any employment agreements with executive officers that contain excise tax gross-up provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: September 17, 2013	By:	/s/ Jeffrey H. Vanneste
	Name:	Jeffrey H. Vanneste
	Title:	Senior Vice President and
Chief Financial Officer

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